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                                                                   EXHIBIT 3.2

                          CERTIFICATE OF AMENDMENT OF
                        THE ARTICLES OF INCORPORATION OF
                          FREMONT GENERAL CORPORATION


Louis J. Rampino and Alan W. Faigin hereby certify that:

1. They are the President and the Assistant Secretary, respectively, of Fremont General Corporation, a Nevada corporation (the "Corporation").

2. Article FOURTH of the Articles of Incorporation of the Corporation is amended in its entirety to read as follows:

     "FOURTH: This corporation is authorized to issue two classes of shares of stock, to be designated, respectively, "preferred stock" and "common stock"; the total number of shares shall be 47,000,000; the total number of shares of preferred stock shall be 2,000,000, with a par value of $.01 per share and any of such shares of preferred stock may be with full or limited voting powers or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, or qualification, limitations or restrictions thereof, as shall be stated and expressed in any resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors of this corporation pursuant to the authority expressly vested in it by this Article FOURTH; the Board of Directors of this corporation is hereby authorized and directed, from time to time, to determine whether preferred stock may be issued, with full or limited voting powers or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors pursuant to the authority expressly vested in it by the provisions of this Article FOURTH; any preferred stock may be made subject to redemption at such time or times and at such price or prices, and may be issued in such series, with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors of this corporation as hereinabove provided; the holders of preferred stock of any class or series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors of this corporation as hereinabove provided, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock and cumulative or non-cumulative as shall so be expressed; the holders of preferred stock or any class or series thereof shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, this corporation as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors of this corporation as hereinabove provided; any preferred stock or any class or series thereof, if there are other classes or series, may be made convertible into, or

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           exchangeable for, shares of any other class or classes or of any other series of the same or any class or classes of stock of this corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors as hereinabove provided; the total number of shares of common stock shall be 45,000,000 and the par value of each share of common stock shall be $1.00 per share; the common stock of this corporation shall be non-assessable and shall be fully paid when issued.

           Upon the effective time of the amendment of this Article FOURTH that first includes authorization to issue not less than 45,000,000 shares of common stock as hereinabove set forth, each two (2) issued and outstanding shares of common stock, $1.00 par value per share, shall be thereby and thereupon split up and become three (3) shares of common stock, $1.00 par value per share; provided, however that no fractional shares or interests shall be issued and cash in lieu thereof (in an amount based on the closing price of the corporation's common stock on January 8, 1996, as reported on the New York Stock Exchange) shall be paid. The effective time of such amendment shall be the close of business on January 8, 1996. Certificates representing the additional shares created by the split and any cash in lieu of fractional interests in shares will be issued and distributed on February 7, 1996."

3. By unanimous written consent of the Board of Directors of the Corporation on December 4, 1995, the foregoing amendment to the Articles of Incorporation was duly adopted.

4. Pursuant to Section 78.207 of the General Corporation Law of Nevada, the foregoing amendment did not require approval by the stockholders of the Corporation.




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     IN WITNESS WHEREOF, this Certificate of Amendment of Articles of
Incorporation of Fremont General Corporation has been executed this 22nd day of December, 1995.


/s/ Louis Rampino
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Louis J. Rampino, President

/s/ Alan W. Faigin
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Alan W. Faigin, Assistant Secretary




STATE OF CALIFORNIA    )
                       )    ss.
COUNTY OF LOS ANGELES  )


        On December 22, 1995, before me, Brenda Dee Oster, a Notary Public in and for said State, personally appeared Louis J. Rampino, President and Alan W. Faigin, Assistant Secretary, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities and that by their signatures on the instrument the persons, or the entity upon behalf of which the persons acted, executed the instrument.

        WITNESS my hand and official seal.

                                        /s/ Brenda Dee Oster
                                        --------------------------------------
                                        Signature of Notary